Exhibit 99.1

CONSTELLATION BRANDS TO INVEST APPROXIMATELY $900 MILLION
USD TO INCREASE CAPACITY AT ITS PLANT IN CIUDAD OBREGÓN

This investment will increase production by 5 million hectoliters over the next 3 to 4 years and will generate 450 new jobs for local residents

Ciudad Obregón, Sonora, March 20, 2018 - Constellation Brands will invest approximately $900 million USD at its brewery in Ciudad Obregón, Sonora, to increase its annual production capacity by 5 million hectoliters over the next 3 to 4 years. This investment will create 450 new permanent jobs and employ thousands of men and women from Sonora during the construction phase of the project, which will commence immediately.
Through this investment, Constellation Brands is continuing to optimize its production footprint and expand its brewing and packaging capabilities in Mexico. The company remains committed to serving as a good steward of the environment, using cutting-edge technology that enhances overall efficiency and safeguards natural resources.
The announcement was made at the brewery in the presence of the Governor of the State of Sonora, Claudia Pavlovich; Ildelfonso Guajardo, Secretary of Economy; Faustino Félix Chávez, Mayor of Cajeme; and Daniel Baima, President of Constellation Brands in Mexico.
This new investment will support the continued growth of Constellation Brands’ beer portfolio in the United States, which includes a number of iconic Mexican beer brands including Corona Extra - the #1 imported beer, Corona Light - the #1 imported light beer, Modelo Especial - one of the fastest growing beer brands in the U.S., and Pacifico and Victoria - which continue to gain in popularity with U.S. consumers. Additionally, the investments being made to increase brewing capacity support Constellation Brands’ innovation initiatives, which have resulted in the recent introductions of several new products to the U.S. market including Corona Premier, Corona Familiar and Modelo Chelada Tamarindo Picante.
Claudia Pavlovich, Governor of Sonora stated: “If something is clear to me, it is that what is done in Sonora is recognized both nationally and internationally. Our productive vocations are no longer just a source of historical and perhaps nostalgic pride, they are the basis of our optimism for the future, a future that is betting on Sonora to be its center of operations.”
Furthermore, Ildefonso Guajardo, the Secretary of Economy stated: “The Mexican beer industry is a success story that emerges, to a large extent, from the leap that Mexico gave to the economic opening 30 years ago. Undoubtedly, the investments made by Constellation Brands in Obregón will contribute to the already successful performance of the Mexican beer sector in the U.S. and in the world.” He added, “To the entire Constellation Brands family, thank you for your trust. I have no doubt that Constellation Brands is for Obregón and for Sonora, a guarantee of alliances and committed work.”
Daniel Baima, President of Constellation Brands in Mexico, stated: “Mexico and Ciudad Obregón are of fundamental importance to Constellation Brands; the high caliber of talent in the community and their utmost commitment to making quality products are a few of the reasons why we selected Ciudad Obregón in the first place and continue investing here.”
“Since the acquisition of the brewery in December 2016, we have had the opportunity to work closely with many sectors of the community, including farmers, ejidatarios, union representatives, social groups, media, industry and commerce groups, schools and universities, environmental groups and Government officials, who have welcomed us with enormous warmth and have embraced our facility and staff,” Baima continued. “This commitment reinforces our shared vision of the future for Sonora and Ciudad Obregón, one of boosting economic development through our operations and continued investment, creating competitive jobs, caring for the safety and health of our employees and their families, driving the value chain, taking good care of our environment and natural resources, and implementing social programs to give back to the community.”

Contact:
Nina Mayagoitia
nina.mayagoitia@cbrands.com

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S., and Funky Buddha Brewery. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Black Box, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio; about 40 wineries, breweries and distilleries; and approximately 10,000 talented employees. We express our company vision:  to elevate life with every glass raised.
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